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                                                       Filed pursuant to
                                                       Rule 424 (b)(3)
PROSPECTUS SUPPLEMENT                                  Registration No. 33-65497
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(TO PROSPECTUS DATED JANUARY 22, 1996)
(As supplemented by prospectus supplements dated January 24, 1996 and January 31, 1996)

                           TELE-COMMUNICATIONS, INC.

          TELE-COMMUNICATIONS, INC. SERIES A TCI GROUP COMMON STOCK
                               ($1.00 PAR VALUE)

      TELE-COMMUNICATIONS, INC. SERIES A LIBERTY MEDIA GROUP COMMON STOCK
                               ($1.00 PAR VALUE)
                               -----------------

  On February 1, 1996, Acclaim Entertainment, Inc. (the "Selling Stockholder") sold 10,000 shares of the Tele-Communications, Inc. Series A Liberty Media Group Common Stock, par value $1.00 per share (the "Series A Liberty Group Common Stock"). All 10,000 shares of Series A Liberty Group Common Stock were sold by the Selling Stockholder to SJP Investors ("SJP") at $27-7/16 per share. No commissions were paid to SJP in connection with such sales.

  On February 2, 1996, the Selling Stockholder sold 10,000 shares of the Series A Liberty Group Common Stock. All 10,000 shares of Series A Liberty Group Common Stock were sold by the Selling Stockholder to SJP at $27-15/16 per share. No commissions were paid to SJP in connection with such sales.

  On February 5, 1996, the Selling Stockholder sold 20,000 shares of the Series A Liberty Group Common Stock. All 20,000 shares of Series A Liberty Group Common Stock were sold by the Selling Stockholder to SJP at the following prices: 10,000 shares at $27-15/16 per share and 10,000 shares at $28-1/16 per share. No commissions were paid to SJP in connection with such sales.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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          The date of this Prospectus Supplement is February 6, 1996.